SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 27, 2023

INFORMATICA INC.

By:	/s/ Amit Walia
Name:	Amit Walia
Title:	Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Michael McLaughlin
Name:	Michael McLaughlin
Title:	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)